EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-103016, 333-91154, 333-72864, 333-56340, 333-41137, 333-35237, and 333-08559 of InVision Technologies, Inc. on Form S-8 of our report dated February 11, 2003 (February 21, 2003 as to Note 16) appearing in this Annual Report on Form 10-K of InVision Technologies, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 27, 2003